Pitney Bowes Inc. - Form 10-Q            Pitney Bowes Inc.
Six Months Ended June 30, 1995   Computation of Earnings per Share                         Exhibit (i)
Page 17 of 19
                                               Three Months Ended June 30,   Six Months Ended June 30,
(Dollars in thousands, except per share data)            1995         1994(1)       1995          1994(1)
Primary

Income from continuing operations (2)             $    98,348  $    87,086   $   194,337   $   168,693
Discontinued operations                                10,675       11,532        20,997        21,786
Effect of accounting change                                -             -             -      (119,532)

Net income applicable to common stock             $   109,023  $    98,618   $   215,334   $    70,947

Weighted average number of common shares
  outstanding                                     151,140,234  157,752,918   151,147,730   157,918,406
Preference stock, $2.12 cumulative convertible        789,002      850,662       800,486       860,118
Stock option and purchase plans                       324,315      513,514       224,559       571,307

Total common and common equivalent shares
  outstanding                                     152,253,551   159,117,094  152,172,775   159,349,831

Income per common and common equivalent share -
  primary:
 Continuing operations                            $       .65   $       .55  $      1.28   $      1.06
 Discontinued operations                                  .07           .07          .14           .14
 Effect of accounting change                                -             -            -          (.75)

 Net income                                       $       .72   $       .62  $      1.42   $       .45

Fully Diluted

Income from continuing operations                 $    98,349   $    87,086  $   194,338   $   168,694
Discontinued operations                                10,675        11,532       20,997        21,786
Effect of accounting change                                 -             -            -      (119,532)

Net income applicable to common stock             $   109,024   $    98,618  $   215,335   $    70,948

Weighted average number of common shares
  outstanding                                     151,140,234   157,752,918  151,147,730   157,918,406
Preference stock, $2.12 cumulative convertible        789,002       850,662      800,486       860,118
Stock option and purchase plans                       356,987       522,388      259,794       592,135
Preferred stock, 4% cumulative convertible             11,490        15,235       11,526        15,804

Total common and common equivalent shares
  outstanding                                     152,297,713   159,141,203  152,219,536   159,386,463

Income per common and common equivalent share -
 fully diluted:
 Continuing operations                            $       .65   $       .55  $      1.28   $      1.06
 Discontinued operations                                  .07           .07          .14           .14
 Effect of accounting change                                -             -            -          (.75)

 Net income                                       $       .72   $       .62  $      1.42   $       .45

(1)  Reclassified to reflect discontinued operations.

(2)  Income from continuing operations was adjusted for preferred dividends.